Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Transition Agreement”) is made and entered into effective as of February 6, 2007 (the “Effective Date”) by and between Hawaiian Telcom Communications, Inc, a Delaware corporation (“HT”), and BearingPoint, Inc., a Delaware corporation (“BE”).  HT and BE are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, effective as of the Effective Date, HT and BE have executed and delivered a Settlement Agreement (the “Settlement Agreement”) providing, among other things, for the resolution of certain disputes between the Parties, including those under and in connection with the Master Services Agreement, effective as of August 2, 2004 (together with any amendments thereto or change requests executed thereunder, the “MSA”), between HT and BE;

WHEREAS, as part of the Settlement Agreement, HT and BE desire to document their agreement for the provision by BE of certain transition assistance services (the “Transition Services”) during the disengagement and transition of the services provided under the MSA to HT’s successor service provider (the “Transition”);

WHEREAS, certain capitalized terms used in this Transition Agreement shall have the respective meanings set forth in Article X and other capitalized terms are defined in the context in which they are used in this Transition Agreement; and

WHEREAS, any capitalized terms used in this Transition Agreement that are not otherwise defined in this Transition Agreement shall have the respective meanings (1) set forth in the Settlement Agreement, or (2) to the extent not defined in the Settlement Agreement, set forth in the MSA.

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and of the mutual covenants of the parties hereinafter expressed, the Parties hereby agree as follows:

ARTICLE I.
TERM

1.1.                              Initial Term.  The initial term of this Transition Agreement will commence on the Effective Date and end at midnight on May 2, 2007 (the “Initial Term”).

1.2.                              Renewal Term.  HT may renew this Transition Agreement to provide for continuing support personnel for one additional period of up to 60 additional days (a “Renewal Term” and, together with the Initial Term, the “Term”).  No less than 21 days before the scheduled expiration of the Initial Term, HT will notify BE in writing if HT desires to renew this Transition Agreement as to part or all of the Transition Services.  If HT gives such notice of renewal of this Transition Agreement, the term of this Transition Agreement will renew as to the Transition Services and the BE personnel identified in the Personnel Plan (as defined below), all as specified in the renewal notice for the time period specified in the renewal notice.  This Transition Agreement may not be renewed for any additional periods after the first Renewal Term.

ARTICLE II.
TRANSITION SERVICES

2.1.                              Transition Services.  Subject to Section 2.2, BE shall provide certain Transition Services for HT or its designated successor service provider (the “Successor Provider”) consisting of the following:

(a)                                  those functions listed in the IM Services SOW, ADM Services SOW and Cross Functional SOW set forth as Attachments 1, 2 and 3 hereto (collectively, the “Operate Services”);

(b)                                 those activities listed on the Knowledge Transfer Plans attached as Attachment 4 (collectively, the “Knowledge Transfer Services”); and

(c)                                  those activities listed on the Remediation Priority List attached as Attachment 5 (collectively, the “Remediation Services”).

In no event will BE provide any Build Services during the Term (other than any task expressly set forth in the Remediation Priority List as a Remediation Service).

2.2.                              Nature of Obligation to Provide Transition Services.

(a)                                  BE will provide the Operate Services in accordance with the terms of this Transition Agreement.

(b)                                 BE will provide the Knowledge Transfer Services in accordance with the terms of this Transition Agreement.

(c)                                  BE will provide the Remediation Services only on a “level of effort” basis, such that to the extent that adequate numbers of BE personnel included in the Personnel Plan are available after providing Operate Services and Knowledge Transfer Services on a priority basis, BE will provide the Remediation Services in the order of their priority reflected on the Remediation Priority List.  Notwithstanding anything to the contrary in this Transition Agreement, BE will undertake only those Remediation activities that BE can reasonably complete using the level of support contemplated by the Personnel Plan after providing Operate Services and Knowledge Transfer Services.  The Parties acknowledge that BE may not complete all the items on the Remediation Priority List.  BE will provide all such Remediation Services in accordance with the terms of this Transition Agreement.

(d)                                 BE will provide Transition Services to HT keeping work hours that are consistent with general industry standards or as otherwise provided in this paragraph

(d) with respect to BE personnel with a principal work location in Denver.  BE personnel with a principal work location in Denver and a home city outside the Denver area (the “Traveling Resources”) will generally work in accordance with the following schedule, subject to normal and customary fluctuations and contingencies.  Traveling Resources will travel to Denver on an early flight on Monday morning, targeted to arrive in BE’s Denver office prior to 12:00 noon, Mountain Time.  Traveling Resources will depart BE’s Denver office no earlier than 4:00 p.m., Mountain Time on Thursdays.  Traveling Resources will work until 5:00 p.m. Mountain Time on Mondays, from 8:30 a.m. until 6:00 p.m. Mountain Time on Tuesdays and Wednesdays, and will work from their home city locations on Fridays from 8:30 until 6:00 p.m. Local Time.  BE personnel living in the Denver area will work professional workdays, Monday to Friday, in BE’s Denver office.  The foregoing will be appropriately adjusted if any week during the Term is not composed of five business days.

(e)                                  On each Wave Transition Date, HT (directly, through one or more Successor Providers or through some combination of the foregoing), will assume plenary responsibility for the software and platforms to be transitioned from BE on such Wave Transition Date.  BE’s obligation to provide Transition Services (including Remediation Services) relating to the software and platforms constituting each Service Wave shall cease on the applicable Wave Transition Date.  On and after each Wave Transition Date, BE’s sole obligation for the Transition Services to be performed in respect of the software and platforms transitioned in the applicable Service Wave shall be to provide personnel resources in accordance with Section 3.1(b), if any, at the direction of HT or the Successor Provider.  Notwithstanding the foregoing, the Parties agree that prior to the occurrence of any Wave Transition Date, the applicable Knowledge Transfer Services to be performed prior to the transition of such Service Wave shall have been completed unless HT elects to transition such Service Wave prior to the completion thereof.  If HT elects to transition any Service Wave prior to the completion of the associated Knowledge Transfer Services, BE will cooperate with HT or the Successor Provider to complete such Knowledge Transfer Services during the Term of this Transition Agreement.

(f)                                    In order to better coordinate the transition activities before HT assumes responsibility for each Service Wave, as contemplated in paragraph (e) above, the Parties agree that prior to introducing any change or modification in software utilized in HT’s production environment and constituting part of such Service Wave, each of BE and HT will give their respective written approval of such change or modification.

2.3.                              Reprioritization; Other Tasks.

(a)                                  HT (or the Successor Provider) will establish priorities for BE personnel and may reprioritize the activities to be performed by such personnel to the extent such work activities can be performed with the same level of support contemplated by the Personnel Plan and provided that any such activities constitute Transition Services.  Without BE’s prior written consent, no such reprioritization may require BE to incur additional costs or to devote additional or different resources to provide the Transition Services.

(b)                                 Unless otherwise agreed in writing by the Parties, BE shall have no obligation to perform any services, tasks or functions not constituting Transition Services or set forth in this Transition Agreement, even if directed to do so by HT or the Successor Provider.

2.4.                              Contract Executives.  Each of HT and BE will designate and maintain one or two individual(s) to serve as a principal point of contact for the other Party and to whom the other Party may address contract and operational communications regarding this Transition Agreement (each, a “Contract Executive”).  The initial Contract Executive for HT is David Torline and the initial Contract Executives for BE are Tom McKelvey and Paul Ciandrini (it being understood that HT may direct communications to either and rely on the determinations of either with respect to matters that are to be handled by the Contract Executive).

2.5.                              Third-Party Agreements.  BE will provide to HT complete copies of those third-party agreements to be assigned pursuant to the MSA to HT or the Successor Provider.  To the extent HT elects to assume or have the Successor Provider assume such agreements,  BE will have the financial and administrative responsibility to assign such Third-Party Agreements to HT or the Successor provider as designated by HT, but BE shall not be obligated to (and without HT’s consent, will not) renegotiate any terms of such agreements.

2.6.                              Account Documentation.

(a)                                  As part of the Transition Assistance, BE has provided, or will provide, to HT or the Successor Provider the items identified in Attachment 6 hereto (the “Account Documentation”).

(b)                                 The Account Documentation will be provided to HT in the state they presently exist and on an “AS IS, WHERE IS’ basis.  BE makes no representations or warranties, express or otherwise, with respect to the Account Documentation, including with respect to the condition, state of repair, quality, fitness for particular purpose, or merchantability of such items.  BE will provide to HT all Account Documentation in existence as of the Effective Date and will cooperate with HT and the Successor Provider as part of the Knowledge Transfer Services to provide information and other documentation in its possession, if any, to assist the Successor Provider in its completion of the Account Documentation in accordance with the Transition Plan.

(c)                                  Set forth on Attachment 6A are the items of documentation that the Parties have agreed BE will complete during the Transition.  BE acknowledges that nothing in this Section 2.6 shall be construed to limit BE’s obligations as set forth in Section 2.1 of this Transition Agreement.

2.7.                              Transition Plan.  HT agrees that it will and will require the Successor Provider to:

(i)                                     perform tasks and services on a timely basis in accordance with the Transition Plan set forth hereto as Attachment 7 with the goal to reasonably complete the Transition Services in each of the Wave Transitions on or before the applicable Wave Transition Dates set forth therein; and

(ii)                                  use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Knowledge Transfer Services and to complete the Transition.

BE will provide the Transition Services with the same goal as expressed in clause (i) above.

2.8.                              Record Retention; Audit Rights

(a)                                  Audit Rights.

(i)                                     Subject to Section 2.8(a)(v), BE will provide HT, and any HT auditors (including internal audit staff and external auditors), inspectors, regulators or other representatives as HT may from time to time designate in writing (collectively, “Auditors”), with access, subject to the conditions specified in Section 2.8(a)(v) to any of the following for the purpose of performing audits (“Audits”):  (i) any facility or part of a facility, including data centers, at which any Transition Services are provided; (ii) Supplier Personnel; or (iii) data and records relating to the Services and the Transition Services (which after the Term shall consist of data and records to be retained by BE pursuant to Section 2.8(b) below).

(ii)                                  HT will have the right to conduct such Audits during the Term of this Transition Agreement and for the period BE is required to maintain records pursuant to Section 2.8(b) below; provided, however, that HT will not conduct any Audit (other than an audit undertaken by Regulators as provided for herein) more frequently than one time per calendar year. Audits may be undertaken by Regulators as and when determined by such Regulators.

(iii)                               Audits may be conducted for the purpose of confirming:

a.                                       the accuracy of charges and invoices under this Transition Agreement;
b.                                      exemptions, deductions, credits or incentives related to Taxes relating to the Transition Services;
c.                                       BE’s compliance in its relevant operations with the requirements of this Transition Agreement, including with respect to security, privacy, contractual obligations (including compliance with Law and Hawaiian Telcom Policies) and other such matters; or
d.                                      Audits and such other matters as are required by any of HT’s regulators or other government entities having jurisdiction over any of the Transition Services or over HT (collectively, the “Regulators”).

(iv)                              BE will provide the Regulators with access to Supplier Personnel, Supplier Equipment, Supplier Software, Supplier Facilities, and data and records relating to the Services and the Transition Services, for the purpose of performing the Audits.

(v)                                 Unless otherwise required pursuant to Section 2.8(a)(iv):

a.                                       BE will be provided a minimum of three Business Days’ notice of Audits to be performed pursuant to this Section 2.8(a);
b.                                      Audits will be conducted during business hours (except with respect to Transition Services that are performed during off-hours) and in such a fashion so as not to unreasonably interfere with BE’s ability to perform the Transition Services or any activities for other BE customers;
c.                                       Auditors must comply with all applicable reasonable BE security and confidentiality requirements including, where appropriate, execution of a confidentiality agreement in the form formerly attached as of Exhibit M (Form of Confidentiality Agreement) to the MSA or a non-disclosure agreement supplied by the Auditor that is reasonably acceptable to BE.  Subject to the foregoing, HT’s Auditors will be provided access to shared systems or shared BE facilities used in the performance of the Transition Services, provided that nothing in this Section 2.8(a)(v)(c) will be construed to give Auditors access to any data of any customer of BE other than HT;
d.                                      Auditors will not have access to BE’s underlying costs except for timesheets and similar substantiating data relating to charges for Transition Services which are charged on a Time and Materials Basis; and
e.                                       Auditors will comply with reasonable facility use regulations applicable to the Supplier Facilities accessed during the course of Audits.

(vi)                              All Audit rights of HT set forth in this Section 2.8 will apply to any subcontractor (including any Affiliate of BE that is then providing Transition Services).

No Auditors selected by HT to perform any Audits in connection with this Transition Agreement may be compensated on a contingency basis.

(b)                                 Records Retention.  Until the three-year anniversary of the expiration or termination of this Transition Agreement, BE will maintain and, subject to the next sentences, provide access to, upon request, all records, data, documents and reports maintained in the ordinary course by HT’s program management office for the HT engagement (the “PMO”).  Notwithstanding the foregoing, BE shall not be obligated to provide to HT, any Auditor or any Regulator with access to, any of the following: (i) any document or information that is protected under the attorney — client privilege, (ii) any information relating to BE’s costs, (iii) any information relating to BE’s relationship with any other customer, and (iv) any information which BE is prohibited, by contract or law, from providing to any such entities.  In addition, BE shall not be required to save or provide to HT or to any Auditor or any Regulator any document that has been previously provided to HT or the Successor Provider during the Transition or otherwise.

(c)                                  Costs.  During the Initial Term, any support, assistance and documents to be provided under this Section 2.8 shall be provided at no cost.  During any Renewal Term, such support shall be provided by BE at the rates set forth in Attachment 10 hereto, together with reimbursement of BE’s reasonable, actual out-of-pocket costs and expenses incurred in connection with the provision of such support, assistance and documents.  After the expiration or termination of this Transition Agreement, such support shall be provided at BE’s standard commercial rates, together with reimbursement of BE’s reasonable, actual out-of-pocket costs and expenses incurred in connection with the provision of such support, assistance and documents.

2.9.                              Confidentiality.  Sections 15.2 and 15.3 of the MSA shall be deemed to be incorporated herein by reference (mutatis mutandis) and shall be deemed to apply both (i) with respect to the Parties’ performance of their respective obligations under this Transition Agreement from and after the Effective Date and (ii) with respect to the information obtained by each Party during the term of the MSA.

2.10.                        Disabling Code.  As of the date hereof, BE represents and warrants to HT that, BE did not, during the term of the MSA, maliciously insert into the Software any code whose intended purpose was to disable or otherwise shut down all or any portion of the Services.

2.11.                        Cooperation with Regulatory Investigations.  BE will reasonably cooperate with HT until May 30, 2007 (the scheduled expiration of the initial discovery period as proposed by the parties to the Hawaii Public Utilities Commission (the “HPUC”) in Docket No. 2006-0400, “In the Matter of the Public Utilities Commission Instituting a Proceeding Regarding Hawaiian Telcom, Inc.’s Service Quality and Performance Levels and Standards of Performance in Relation To Its Retail and Wholesale Customers”) by (a) responding to requests for information and documentation filed by other parties and the HPUC and (b) assisting HT in its development of factual responses to such information requests, as reasonably required by HT in order to respond in an accurate and timely manner. BE’s cooperation with HT shall be at no cost during the Initial Term.  Thereafter, BE shall provide such cooperation at the rates set forth in Attachment 10 hereto, together with reimbursement of BE’s reasonable, actual out-of-pocket costs and expenses incurred in connection therewith.  For the avoidance of doubt, the Parties agree that BE’s cooperation with HT pursuant to this Section 2.11 shall not require BE personnel to travel (including to Hawaii) or to present testimony or to attend any hearing, deposition or meeting of the HPUC.  This Section 2.11 does not affect in any way BE’s individual obligations to respond to any subpoenae or other lawful requests made by the HPUC directly to BE in conducting its investigation and review in this Docket.

2.12.                        Insurance and Risk of Loss.

(a)                                  BE will, during the Term of this Transition Agreement, maintain in full force and effect at least the following insurance coverages, on behalf of itself and its Affiliates:

(i)                                     Workers’ Compensation and Employers’ Liability, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with Law (including the Law of any location in which any BE employee provides Transition Services to the extent such location exercise jurisdiction over the BE employee) with Workers’ Compensation coverage as required by Law and, with respect to Employers’ Liability coverage, minimum limits per BEemployee and per event (after self-insuring the first $500,000) of one million dollars ($1,000,000) and a minimum aggregate limit of ten million dollars ($10,000,000) or the minimum limits required by Law, whichever are greater.

(ii)                                  Commercial General Liability Insurance, including Products and Completed Operations, Premise and Operational liability, Personal and Advertising Injury, Contractual Liability and Broad Form Property Damage Liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of five million dollars ($5,000,000) and a minimum annual aggregate limit of five million dollars ($5,000,000). This coverage will be endorsed to name HT as additional insured.

(iii)                               Property Insurance, including Extra Expense and Business Income coverage, for “All Risks” of physical loss of or damage to, including caused by terrorism, of BE’s business property and equipment used in connection with the Transition Services. Such insurance will have a minimum limit adequate to cover risks on a replacement costs basis and time element insurance on an actual loss sustained basis.

(iv)                              Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of two million dollars ($2,000,000)or the minimum limit required by applicable law, whichever limit is greater. This coverage will be endorsed to name HT as additional insured

(v)                                 Crime Insurance with a minimum combined single limit per occurrence of five million dollars ($5,000,000).

The limits specified above may be satisfied by BE using a single policy or a combination of primary and umbrella and/or excess policies.

(b)                                 The insurance coverages under Sections 2.12(a)(i) through 2.12(a)(v) will be primary, as it relates to any BE performance on HT premises where BE is not in control of the premises), and all coverage will be non-contributing with respect to any other insurance or self insurance which may be maintained by HT. All coverage required by Section 2.12(a) will include a waiver of subrogation and, with respect to the coverages under Sections 2.12(a)(ii) and 2.12(a)(iv), will be endorsed for cross-liability coverage. To the extent any coverage is written on a claims-made basis, it will have a retroactive date prior to the Effective Date and will allow for reporting of claims for at least one year after the Term.

(c)                                  BE will cause its insurers to issue certificates of insurance or other similar forms evidencing that the coverages and policy endorsements required under this Transition Agreement are maintained in force within 30 days after the Effective Date and thereafter on an annual basis (unless BE has previously done so during the term of the MSA). The insurers selected by BE will have (unless HT, acting reasonably, agrees otherwise) an A.M. Best rating of A-VII or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency; provided, however, that BE uses a single-owner, captive insurance company to re-insure its property. In the United States of America, the captive issues the certificate and is not A.M. Best rated.  BE will assure that its subcontractors, if any, maintain insurance coverages as specified in this Section 2.12 naming BE as an additional insured or loss payee where relevant.

(d)                                 In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 2.12, BE will be solely responsible to take such action. BE will provide HT with contemporaneous notice and with such other information as HT may reasonably request regarding the event.

(e)                                  BE will promptly inform HT during the Term each time a minimum limit in one or more of the coverages in Section 2.12(a)(i) through 2.12(a)(iv) is reduced.

(f)                                    None of BE’s obligations specified in this Section 2.12 as to types, limits and approval of insurance coverage to be maintained by BE are intended to, and will not in any manner, limit or expand the liabilities and obligations assumed by BE under this Transition Agreement.

2.13.                        Assistance with Source Code and IP Ownership Matters.

(a)                                  To the extent BE has not provided certain information required to be provided by it to HT pursuant to Section 11.2.5 of the MSA, BE shall provide such information through the 18-month anniversary of the Final Wave Transition Date to the extent it exists and is in BE’s possession or control within a reasonable period of time in response to reasonably specific requests from HT to provide such information.

(b)                                 To the extent BE has not provided certain source code required to be provided by it to HT pursuant to Section 11.2.6 of the MSA, BE shall provide such source code through the 18-month anniversary of the Final Wave Transition Date to the extent it exists and is in BE’s possession or control within a reasonable period of time in response to reasonably specific requests from HT to provide such information.

(c)                                  Nothing in Sections 2.13(a) or (b) above shall be construed to limit BE’s obligations to provide such information as elsewhere required by this Transition Agreement.

ARTICLE III.
PERSONNEL MATTERS

3.1.                              Personnel.

(a)                                  Attached hereto as Attachment 8, is a plan (the “Personnel Plan”) reflecting the planned deployment of a specified number of BE personnel and contractors, categorized by relevant area of expertise, for a scheduled period of time.  Subject to Section 3.1(c), BE may withdraw or re-assign each of the BE personnel and contractors set forth on the Personnel Plan, only after the applicable duration commitment set forth in the Personnel Plan (or such later date as may become applicable as a result of any Holdover Period).

(b)                                 No less than 14 days before the scheduled redeployment of personnel off the HT account, as such scheduled redeployment dates are set forth in the Personnel Plan (as such date may be extended in connection with any extension of a related Wave Transition Date as permitted in the definition of Wave Transition Date), HT may notify BE in writing if HT desires for BE to retain such personnel on the HT account for an additional period (for so long as each such retention continues, a “Holdover Period”) as specified in such notice.  No Holdover Period may extend beyond the expiration of the then-existing Initial Term or if applicable, Renewal Term.  If HT issues one or more Holdover Notices during the Initial Term or upon any Renewal Term, the notice for the Renewal Term may extend the Holdover Period on an employee-by-employee basis. Upon receipt of any such request with respect to individuals who are BE employees, BE shall not redeploy such personnel to a different account until the earlier of (i) the expiration of the Holdover Period so requested by HT, or (ii) the expiration of the then-existing Initial Term, or if applicable, Renewal Term.

(c)                                  With respect to individuals identified in the Personnel Plan, BE will initially staff the Personnel Plan with the personnel identified therein.  Without HT’s prior written consent, BE will not withdraw or re-assign any of such personnel during the Term before their respective planned redeployment dates as reflected in the Personnel Plan (or such later date as may become applicable as a result of any

Holdover Period).  The previous sentence will not apply where any such personnel (1) voluntarily resigns from BE, (2) is dismissed by BE for misconduct, (3) fails to perform his or her assigned duties and responsibilities, (4) dies or is unable to work due to disability, or (5) is placed on an approved leave of absence for documented health or extenuating circumstances that require the employee to devote his or her time to other unanticipated personal or family matters that are outside of the reasonable control of the individual involved.  In any such event, BE will have no responsibility therefor other than to use commercially reasonable efforts to expeditiously identify and deploy replacement personnel having similar or better qualifications than the departing personnel.  The foregoing sentence shall not affect BE’s continuing obligation to perform the Transition Services in accordance with this Transition Agreement.  If any personnel that depart the project are rehired by BE prior to the expiration of the Initial Term or, if applicable, the Renewal Term, BE shall promptly inform HT (to the extent either BE Contract Executive becomes aware of such rehiring) and, upon HT’s request (without regard to how HT learns of such rehiring), return such personnel to the project.

3.2.                              Employee Solicitation.  HT (or the Successor Provider) will have the right to extend offers of employment to any or all of BE personnel identified in Attachment 9 hereto subject to the terms set forth in Attachment 9.

3.3.                              Incentive Program.  The Parties will cooperate to encourage retention and performance of BE personnel on the HT account during the Transition.  As part of these efforts, each Party will:

(a)                                  Cooperate to implement the Transition Bonus plan described in Attachment 9.

(b)                                 Designate an executive sponsor to oversee matters related to personnel retention during the Transition and make such executive sponsor available periodically to discuss personnel and retention issues.  The initial executive sponsor for HT is Loren Tobey and the initial executive sponsor for BE is David Frey;

(c)                                  Coordinate communications to BE personnel regarding Transition and the Transition Bonus, including communications made at the time the Transition Bonus is announced; and

(d)                                 Participate in periodic meetings with BE personnel to discuss issues of morale and other matters.

ARTICLE IV.
PAYMENT

4.1.                              Payment

(a)                                  In consideration for the mutual covenants set forth in the Settlement Agreement and this Transition Agreement, BE will provide the Transition Services, as specified herein, at no charge during the Initial Term.

(b)                                 After the expiration of the Initial Term, except to the extent set forth in Section 4.1(c) any Transition Services will be provided at the applicable rates set forth in Attachment 10 hereto, together with reimbursement of BE’s reasonable, actual out-of-pocket costs and expenses incurred in connection therewith.

(c)                                  If, as contemplated under Section 3.1 above, HT requests BE to retain any BE personnel for a Holdover Period, HT shall compensate BE therefor at the applicable rates set forth in Attachment 10 hereto, together with reimbursement of BE’s reasonable, actual out-of-pocket costs and expenses incurred in connection therewith; provided, however, to the extent and only to the extent that a Holdover Period is necessary as a result of BE’s failure to perform the Knowledge Transfer Services required to be performed by BE prior to such Wave Transition Date, then the Knowledge Transfer Services as well as any other Operate Services that were contemplated to be continued until the Wave Transition supported by the applicable Knowledge Transfer Services was completed shall be performed by such BE personnel and/or subcontractors (as applicable) during such Holdover Period at no charge to HT and with no reimbursement of out-of-pocket expenses.

(d)                                 BE will seek HT’s prior approval for any individual item of reimbursable expense over $750; provided, however, that any reimbursement for travel to Hawaii will require the prior consent of HT.

4.2.                              Timing of Payment.  Prior to the commencement of each month of any Renewal Term or Holdover Period, HT shall pay one-half of the amount of the charges for such month (or such shorter period if less than one full month) of any such Renewal Term or Holdover Period estimated by BE (the “Prepaid Amount”).  Notwithstanding anything to the contrary in this Transition Agreement, BE shall have no obligation to provide any Transition Services during the Renewal Term or retain any BE personnel during any Holdover Period, if HT has not paid the Prepaid Amount prior to any such Renewal Term or Holdover Period.  Thereafter, HT shall pay all amounts due to BE under this Transition Agreement on a monthly basis, 50% in arrears and 50% in advance.  BE will invoice HT for the most recent preceding month no later than five days after the end of such month.  BE shall show as a credit on the invoice the applicable pro rata portion of the Prepaid Amount for such period.  HT shall pay each invoice within 15 days of receipt.

4.3.                              No Other Charges.  BE will not invoice HT, and HT will not be required to pay (even if invoiced), any amounts except as permitted in this Transition Agreement or as otherwise agreed in writing by the Parties.

4.4.                              Invoices.  Any invoice submitted by BE pursuant to this Transition Agreement shall include with respect to the following billing categories (to the extent being charged in the invoice) the following information:

(a)                                  With respect to personnel charges: For each individual, the name, applicable billing category from Attachment 10, the number of hours worked and the total charge for that person.

(b)                                 With respect to any taxes: The taxing authority paid or to be paid, the nature of the tax, the payment date and the amount.

(c)                                  With respect to reimbursable expenses: The person incurring the expense, the category (e.g., lodging), the date of the expense and the amount.

ARTICLE V.
THE MSA

5.1.                              Suspension of MSA.  In recognition of the transactions contemplated by the Settlement Agreement and the Parties’ respective obligations under this Transition Agreement, from and after the Effective Date and until the earlier of the Closing Date of the Settlement Agreement or the date of termination of the Settlement Agreement in accordance with Section 16 of the Settlement Agreement, the MSA shall be deemed suspended and, except as otherwise provided in the Settlement Agreement, the Parties shall not be obligated to perform their respective obligations thereunder.  As provided in the Settlement Agreement, the MSA shall be terminated as of the Closing Date of the Settlement Agreement.  If the Settlement Agreement is terminated in accordance with the terms thereof, (i) the MSA shall be deemed reinstated in accordance with Section 16 (Termination) of the Settlement Agreement and (ii) this Transition Agreement shall be deemed terminated in accordance with Section 9.1.

5.2.                              Incorporation of Certain MSA Provisions.  The following provisions of the MSA shall be deemed to be incorporated herein by reference (mutatis mutandis) and shall be deemed to apply solely with respect to the Parties’ performance of their respective obligations under this Transition Agreement (including BE’s performance of the Transition Services hereunder) from and after the Effective Date (with the references in such incorporated provisions to “Services” and “this Agreement” to be deemed to refer respectively to the Transition Services and this Transition Agreement):

(a)                                  Section 5.5.3 (Subcontracts);

(b)                                 Section 7.6 (Taxes);

(c)                                  Section 9 (Supplier Resources);

(d)                                 Section 10.1.4 (Disclaimer);

(e)                                  Section 11 (Developments);

(f)                                    Sections 15.1.1 and 15.1.2 (HT Information);

(g)                                 Section 15.4 (Residual Knowledge);

(h)                                 Sections 16.1, 16.2.1, 16.3, 16.5, 16.7, 16.8 and 16.9 (Representations and Warranties);

(i)                                     Section 18.7 (Indemnification Procedures);

(j)                                     Section 18.8 (Subrogation);

(k)                                  Section 19.4 (Force Majeure);

(l)                                     Exhibit A (Definitions), but only to the extent a definition therein is used in any other provision incorporated by reference herein or in this Transition Agreement; provided, however, that in the case of any term defined herein that is also defined in Exhibit A, such term shall be deemed to have the meaning given herein; and

(m)                               Exhibit Y (BE Technical Elements as of the Execution Date).

For the avoidance of doubt, the incorporation by reference of the foregoing provisions of the MSA is intended to solely apply to BE’s performance of the Transition Services and the Parties’ other respective obligations to be performed under this Transition Agreement from and after the Effective Date and shall not diminish the scope of the terms of the releases set forth in the Settlement Agreement.

5.3.                              Certain Representations.  Each Party represents and warrants to the other that:

(a)                                  it has the requisite corporate power and authority to enter into this Transition Agreement and to fulfill all of its obligations under this Transition Agreement, including, in the case of BE, performing the Transition Services;

(b)                                 the execution, delivery and performance of this Transition Agreement does not violate any judgment, order or decree applicable to such Party; and the execution, delivery and performance of this Transition Agreement does not constitute a material default under any material contract by which such Party or its Affiliates or any of its material assets are bound, or an event of default that would, with notice or lapse of time or both, constitute such a default; and

(c)                                  to the knowledge of such Party, there is no claim, litigation, proceeding, arbitration, investigation or material controversy pending, threatened or contemplated, which would have a material adverse effect on such Party’s ability to enter into this Transition Agreement and perform its obligations hereunder.

5.4.                              Additional Undertakings.  Certain additional undertakings of the Parties are set forth in Attachment 11.

ARTICLE VI.
INDEMNITIES

6.1.                              Indemnity by BE.  BE agrees to indemnify, defend and hold harmless HT and its Affiliates including their officers, directors, employees, agents, successors, and assigns, from Third Party claims (including all associated Losses) arising out of or related to any of the following:

(a)                                  any failure by BE to perform its obligations on or after the time of the transfer of responsibility or assignment to BE and until the time of the transfer back of responsibility or assignment to HT (or the Successor Provider) under any (i) Managed Third Party Contracts, (ii) contracts assigned to BE from HT or (iii) any other contracts for which HT has retained legal responsibility but for which BE has assumed financial, administrative or operational responsibility;

(b)                                 to the extent not related to any wrongful acts or omissions committed or alleged to have been committed by HT, any HT Affiliates, the Successor Provider (except when acting as a subcontractor of BE) or any Authorized Users, any claim brought by any supplier or subcontractor of BE arising under or in connection with an agreement between BE and such supplier or subcontractor;

(c)                                  except to the extent, and only to the extent, addressed by HT’s indemnification obligations under Section 6.2(b) or 6.2(c) below, infringement of Intellectual Property Rights enforceable under the Laws of the United States of America (or any of its constituent political units) or any other jurisdiction where Transition Services are preformed (i) because of Software, Systems, Equipment, Developments, other BE Resources or other resources provided by BE or on behalf of BE by BE’s Affiliates or subcontractors (excluding the HT Provided Equipment, HT Provided Technical Elements and other HT Resources but including the Developments), or (ii) based upon performance of the Transition Services by or on behalf of BE, or use of the Transition Services by HT as contemplated by this Transition Agreement; provided that BE will have no obligation under this Section 6.1(c) in the case of BE Third Party Technical Elements for which (x) BE has obtained the non-infringement warranty permitted by Section 6.6 hereunder and (y) has otherwise complied with Section 6.6 (without derogating from BE’s obligations under Section 6.1(d) under the circumstances set forth in Section 6.1(d));

(d)                                 the failure of the licensor of any BE Third Party Technical Elements to satisfy those of its defense, indemnification and hold harmless obligations owed to HT under agreements of the type contemplated in Section 6.6 that would otherwise be BE’s obligations under this Transition Agreement if Section 6.6 had not been included in this Transition Agreement;

(e)                                  any claim arising under or in connection with any third party contracts that are assigned by BE to HT (or the Successor Provider) in connection with this Transition Agreement or the MSA to the extent relating to the period of time prior to such contract’s assignment to HT (or the Successor Provider); or

(f)                                    any claim by any former employee of BE who becomes employed by HT or the Successor Provider which arises or is alleged to arise as a result of any act or omission by BE relating to his or her employment before the date that such individual becomes an employee of HT or the Successor Provider, as applicable.

6.2.                              Indemnity by HT.  HT agrees to indemnify, defend and hold harmless BE (but not its Approved Subcontractors or other subcontractors) and its Affiliates (whether or not any such Affiliates are BE subcontractors)including their respective officers, directors, employees, agents, successors or assigns, from Third Party claims (including all associated Losses) arising out of or related to any of the following:

(a)                                  any failure by HT (or the Successor Provider) to perform its obligations under any Managed Third Party Contract before the time of the transfer of responsibility for such obligations to BE and from the time of the transfer back of responsibility or assignment to HT (or the Successor Provider), any failure by HT (or the Successor Provider) to perform any obligations under any Managed Third Party Contract which obligations are not specifically transferred to BE, any breach of a Managed Third Party Contract arising from BE’s actions that are directed by HT (or the Successor Provider) after BE has notified HT in writing that such actions are likely to cause BE to breach the Managed Third Party Contract, any failure by HT (or the Successor Provider) to perform its obligations under any agreements assigned to BE before the time of such assignment and from the time of the assignment back to HT (or the Successor Provider), and any failure by HT (or the Successor Provider) to perform a responsibility retained by HT under any Managed Third Party Contract before the time of the transfer of responsibility of such obligations to BE and after the time of the transfer of responsibility for such obligations to BE;

(b)                                 infringement of Intellectual Property Rights enforceable under the Laws of the United States of America (or any of its constituent political units) or any other jurisdiction where Transition Services are performed because of HT Provided Equipment, HT Provided Technical Elements or other HT Resources provided by HT or on behalf of HT by HT’s Affiliates, Authorized Users or the Successor Provider , or (ii) use of the Transition Services by HT or the Successor Provider in a manner not contemplated by this Transition Agreement;

(c)                                  infringement of Intellectual Property Rights by or in connection with any of the Transferred Verizon Assets or Conveyed Software, which Intellectual Property Rights are enforceable under the Laws of the United States of America:

(i)                                     to the extent such infringement is alleged to have occurred because of BE’s use of the Transferred Verizon Assets or Conveyed Software to provide the Services or the Transition Services and such Losses do not arise out of or are in connection with modifications made by BE to the Transferred Verizon Assets or Conveyed Software; and

(ii)                                  provided that BE has complied with all conditions imposed by (i) the First Sublicense Agreement for Verizon Proprietary Software, and (ii) the Second Sublicense Agreement for Verizon Proprietary Software relating to BE’s use of the Transferred Verizon Assets or Conveyed Software;

(d)                                 claims by any Managed Third Party to the extent relating to HT’s or the Successor Provider’s acts or omissions with respect to such Managed Third Party except to the extent the act or omission is attributable to a failure by BE to fulfill its obligations under this Transition Agreement with respect to the Managed Third Party;

(e)                                  any claim arising under or in connection with any third party contracts that are assigned by BE to HT or any other Successor Providers in connection with this Transition Agreement or the MSA to the extent relating to the period of time after such contract’s assignment to HT (or the Successor Provider); or

(f)                                    any claim by any former employee of BE who becomes employed by HT or the Successor Provider which arises or is alleged to arise as a result of any act or omission by HT or the Successor Provider relating to his or her employment after the date that such individual becomes an employee of HT or the Successor Provider, as applicable.

6.3.                              Additional Indemnities.  BE and HT each agree to indemnify, defend and hold harmless the other, and the other’s Affiliates, and their (but not their Affiliate’s) respective officers, directors, employees, agents, and successors from Third Party claims (including all associated Losses) arising out of or related to any of the following:

(a)                                  the death or bodily injury of any person caused by the Indemnitor, its Affiliates, officers, directors, employees, agents, successors, and, where BE is the Indemnitor, caused by BE’s subcontractors and, where HT is the Indemnitor, caused by the Authorized Users or the Successor Provider, including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users;

(b)                                 damage, loss or destruction of any real or tangible personal property caused by the Indemnitor, its Affiliates, officers, directors, employees, agents, successors and where BE is the Indemnitor, caused by BE’s subcontractors and where HT is the Indemnitor, caused by BE’s Authorized Users or the Successor Provider, including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users; provided that the Parties acknowledge that the reference herein to “real or tangible personal property” does not include software, data or other intangible items; or

(c)                                  any act or omission of the Indemnitor, its Affiliates, officers, directors, employees, agents, successors and where BE is the Indemnitor, of BE’s subcontractors, and where HT is the Indemnitor, of any Authorized Users or the Successor Provider, including in both cases the respective officers, directors, employees, agents, and successors of such subcontractors and of such Authorized Users, in each such case, in its or their capacity as an employer of a person.

6.4.                              Survival of Indemnities.  The ability of any person entitled to receive indemnification under this Article VI shall survive the expiration or termination of the Term and terminate on the 18-month anniversary of the Final Wave Transition Date, except for (i) the indemnifications set forth in Sections 6.1(a), 6.1(b) and 6.1(e) and Sections 6.2(a), 6.2(d) and 6.2(e) which shall survive until the expiration of the applicable statute of limitations and (ii) the indemnifications set forth in Sections 6.1(c) and 6.1(d) and Sections 6.2(b) and 6.2(c) which shall survive indefinitely.  If an Indemnitee makes a valid claim for indemnification pursuant to this Article VI and in accordance with Section 18.7 (Indemnification Procedures)

of the MSA incorporated herein by reference pursuant to Section 5.2 above prior to the applicable termination date, then such claim shall not be extinguished by the passage of any deadline herein.

6.5.                              Infringement.  Without limiting BE’s indemnity set forth in Section 6.1, if any item used by BE to provide the Transition Services becomes, or in BE’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, then BE will promptly notify HT of such claim or proceeding and, at BE’s expense, take the following actions in the following priority order: (i) secure the right to continue using the item; (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Transition Services in any material way; or (iii) if neither (i) nor (ii) is available to BE, remove the item from the Transition Services and the fees to be paid hereunder or other economic rights of the Parties will be equitably adjusted to adequately reflect the reduction in value to HT resulting from such removal.

6.6.                              Exclusion.  BE’s indemnification obligations under Section 6.1 will not apply with respect to any Third Party Technical Elements for which BE obtains an equivalent or more protective infringement indemnity for the direct benefit of HT from the third party providing such Third Party Technical Elements provided that (i) such third party’s financial condition is similar to or better than BE’s and (ii) BE gives notice to HT (or has given notice to HT during the term of the MSA) of its desire to be relieved of its indemnification obligation above in Section 6.1 and provides (or has provided) HT with a copy of the relevant agreement with such third party.

ARTICLE VII.
LIMITATION OF LIABILITY

7.1.                              Limitation of Liability.

(a)                                  Except as expressly provided in Section 7.3 below, each Party’s maximum, aggregate liability to the other Party, whether in contract or in tort (including breach of warranty, negligence, gross negligence and strict liability in tort) or otherwise arising out of or relating to this Transition Agreement, including any liabilities to any Third Parties, will be limited to an amount equal to:

(i)                                     with respect to any and all claims arising out of any acts or omissions occurring before the Final Wave Transition Date, $5,000,000; and

(ii)                                  with respect to any and all claims arising out of any acts or omissions occurring after the Final Wave Transition Date, the lesser of (a) $2,000,000 or (b) the aggregate amount of charges paid by HT during the Renewal Term (which amount shall not include any out-of-pocket costs and expenses).

(iii)                               With respect to any reduction of a Party’s remaining aggregate liability pursuant to clause (i) or (ii) above (as a result of (x) any agreement or settlement between the Parties, (y) any arbitration or court decision, judgment or ruling or (z) otherwise), such reduction shall be deemed a dollar-for-dollar reduction of such Party’s remaining aggregate liability for damages pursuant to clause (i) or clause (ii), respectively.

(b)                                 In no event shall BE be liable for any claim arising as a result of any delays in the Transition not caused by BE.

7.2.                              Exclusion of Consequential Damages.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.3 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, GROSS NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL EITHER PARTY BE OTHERWISE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

7.3.                              Exclusions.  The limitations and exclusions set forth in Section 7.1 and Section 7.2 above will not apply with respect to (i) damages resulting from fraud or willful misconduct committed by a Party; (ii) claims resulting from a breach of Section 2.9; (iii) claims resulting from a breach of Section 2.10 where it is shown by clear and convincing evidence that the malicious insertion of disabling code was done with the actual knowledge of BE’s management; and (iv) Third Party claims that are the subject of indemnification under Section 6.1, Section 6.2 or Section 6.3.

7.4.                              BE Deductible.  Subject to Section 7.1 and Section 7.2, BE will be liable to HT for any direct damages incurred by HT as a result of BE’s breach of its obligations under this Transition Agreement; provided, however, that BE shall have no such liability except to the extent that the aggregate amount of all such direct damages incurred by HT pursuant to this Transition Agreement exceeds $1,000,000, and then only for amounts in excess of $1,000,000 (the “BE Deductible”).  For the avoidance of doubt, the Parties acknowledge and agree that the BE Deductible shall not apply to claims covered by Section 7.3.

7.5.                              Survival of Direct Claims.  The ability of a Party to recover any damages from the other Party pursuant to this Transition Agreement shall survive the expiration or termination of the Term and terminate on the 18-month anniversary of the Final Wave Transition Date, except for any claim arising under Section 2.10 or Section 16.8 of the MSA as incorporated by reference pursuant to Section 5.2(g), which shall terminate on the five-year anniversary of the Final Wave Transition Date.  If a Party shall have suffered or incurred direct damages as a result of the other Party’s breach of its obligations under this Transition Agreement and made a valid claim in writing to recover the same pursuant to this Transition Agreement prior to the applicable termination date, then such claim shall not be extinguished by the passage of any deadline herein.

7.6.                              Preservation of Settlement Agreement Releases.  Notwithstanding any provision of this Transition Agreement to the contrary, neither Party shall be liable for any actions, causes of action, claims or demands (whether at law or in equity), liabilities losses, damages or any other form or claim or compensation arising out of or related to acts or omissions, whether known or unknown, latent or obvious on the Effective Date, that are the subject of the releases granted pursuant to the Settlement Agreement.

7.7.                              Mitigation.  Each Party, and each Person entitled to indemnification hereunder, shall take all reasonable steps to mitigate any and all damages for which such Party or person may be entitled to indemnification hereunder after becoming aware of any event which could reasonable be expected to give rise to any claims that are indemnifiable or recoverable hereunder or in connection herewith.

7.8.                              Acknowledgment.  Each Party hereto acknowledges that it understands the legal and economic ramifications of the foregoing.  Each Party acknowledges that (i) the Parties are sophisticated commercial enterprises, (ii) the foregoing provisions were the subject of active and complete negotiation and constitute an essential element of the benefit of the bargain reflected in this Transition Agreement and the Settlement Agreement, (iii) such provisions, together with the other provisions of this Transition Agreement and the Settlement Agreement set out the bargained-for allocation of risk hereunder and thereunder, (iv) such Party actively considered such provisions in determining the specific risks that it assumed in agreeing to its obligations hereunder and thereunder, (v) the Parties had meaningful choices with respect to such provisions, and (vi) such provisions are not unreasonably favorable to either Party.  Each Party irrevocable accepts the limitations and exclusions set forth herein, and neither Party may avoid the limitations and exclusions set forth in this Article VII.

ARTICLE VIII.
DISPUTE RESOLUTION

8.1.                              Internal Dispute Resolution.

(a)                                  Any claim or dispute between HT and BE arising out of or relating to this Transition Agreement (a “Dispute”) will be resolved as set forth below:

(b)                                 Neither Party may initiate formal proceedings with respect to a Dispute until it has taken the following steps in order to attempt to resolve the Dispute informally:

(i)                                     One of the BE Contract Executives and HT Contract Executive will discuss the Dispute.  The initial BE Contract Executive handling a Dispute shall continue to handle that Dispute.  If the BE Contract Executive and HT Contract Executive do not resolve the Dispute within 5 business days after a Party received a written notice from the other Party invoking these procedures, either Party may at any time thereafter refer the Dispute for resolution pursuant to the following paragraph by giving written notice to the other Party.

(ii)                                  Within 5 business days after a Party’s receipt of the written notice under the preceding paragraph, each Party will appoint a senior management representative who does not devote substantially all of his or her time to performance under this Transition Agreement.  Within ten business days after a Party’s receipt of the written notice under the preceding paragraph such representatives will meet discuss the Dispute.  They will meet as often as they mutually agree.  If these individuals do not resolve the Dispute within 5 business days after the receipt of the written notice under the preceding paragraph, either Party may at any time thereafter refer the Dispute to formal proceedings under the next section below by giving written notice to the other Party.

(c)                                  During the informal dispute resolution process under this section all reasonable requests made by one Party to the other for non-privileged information reasonably related to the Dispute will promptly be honored.

(d)                                 The specific format for the discussions will be left to the discretion of the participants.

8.2.                              Arbitration.  Any Dispute not resolved pursuant to the preceding section shall be solely and exclusively resolved by confidential, binding arbitration before the Honorable Nicholas Politan.  The arbitrator shall also have the right to use a special technical master if, in the arbitrator’s sole discretion, such special technical master will facilitate the arbitrator’s understanding and resolution of the Dispute.  If the arbitrator deems it necessary to involve a special technical master in the resolution of a Dispute, the Parties shall work in good faith to suggest a mutually agreeable special technical master.  If the Parties are unable to so agree, the arbitrator shall have the right to select a special technical master without further agreement or consent by the Parties.  The arbitrator shall have the right to award, or include in any award, injunctive relief.  Any arbitrator’s award shall be final and binding on the Parties thereto, and judgment thereon may be entered in any court of competent jurisdiction.  The arbitrator may, in the arbitrator’s sole discretion, award attorney’s fees to the prevailing Party in any dispute.  In the event of the arbitrator’s death, disability or extended absence, the Parties will mutually agree to name a replacement arbitrator.

ARTICLE IX.
TERMINATION

9.1.                              Termination as Result of Termination of Settlement Agreement.  If the Settlement Agreement is terminated in accordance with the terms thereof before the occurrence of the Settlement Closing Date, this Transition Agreement will be deemed to be immediately terminated and void ab initio (with the express understanding that, notwithstanding any other provision of this Transition Agreement, no provisions of this Transition Agreement shall survive and the relationship of the Parties shall be governed by the MSA as if it had never been suspended or terminated as the case may be) upon the date of any such termination of the Settlement Agreement.

9.2.                              HT Termination.  HT may, by giving written notice to BE identifying the basis for such notice, terminate this Transition Agreement in whole or in part as of the date specified in the notice of termination, if:

(a)                                  BE commits a material breach of this Transition Agreement, which breach is not cured within 15 days after receipt from HT of written notice of the breach specifying in reasonable detail the nature of the breach; or

(b)                                 BE commits a material breach of this Transition Agreement that is not capable of being cured within 15 days.

9.3.                              BE Termination.  If HT fails to pay charges owed to BE when due under this Transition Agreement, then BE may, after giving HT written notice specifically identifying that such notice is given under this Section 9.3 and seven days to cure after receipt of such notice, terminate this Transition Agreement in whole but not in part.  The Parties acknowledge that for purposes of this Section 9.3 any calculation or other manifest errors reflected on an invoice shall not be considered charges due under this Transition Agreement.

9.4.                              Effect of Termination.  Notwithstanding any provision in this Transition Agreement to the contrary, any termination of this Transition Agreement shall have no effect on the terms or enforceability of the Settlement Agreement, including the releases granted thereunder.

ARTICLE X.
DEFINITIONS

10.1.                        Definitions.

(a)                                  As used in this Transition Agreement, the terms set forth below shall have the following respective meanings:

“BE Competitor” means an entity that offers or proposes to offer services that are similar to or competitive with the services offered, proposed to be offered or anticipated to be offered by BE.

“Final Wave Transition Date” means the date upon which Service Wave 3 is to be transitioned from BE to HT or the Successor Provider.

“HT Competitor” means an entity that offers or proposes to offer services that are similar to or competitive with the services offered, proposed to be offered or anticipated to be offered by HT from time to time.

“HT Transferred Consultant Personnel” means those BE employees having the title of Senior Consultant or Consultant who become HT or Successor Provider employees as a result of the Transition.

“HT Transferred Manager Personnel” means those BE employees having a title of Managing Director, Senior Manager or Manger who become HT or Successor Provider employees as a result of the Transition.

“Service Wave” means any of Service Wave 1a, Service Wave 1b, Service Wave 2 or Service Wave 3.

“Service Wave 1a” means IVR/CTI (Call Center), End to End Testing, Webforms and Release Management

“Service Wave 1b” means Point of Sale, Wholesale (NeuStar and CABs Components), AWAS and Dispatch.

“Service Wave 2” means Finance and Supply Chain, Human Resources, Network Engineering and Planning, Volt Delta System, EPM Reporting and Queue Management.

“Service Wave 3” means CRM, CRM Support, Billing, GCOMMS, Outside Plant, Tibco, Web Portal, Wholesale Dispatcher and All System Support Tools.

“Telcom Entity” means any entity that is primarily engaged in the provision of telecommunication services.

“Transition Plan” means the HT Transition Plan for the Transition set forth as Attachment 7 hereto.

“Wave Transition Date” means for each Service Wave the date that the software and platforms constituting such Service Wave is transitioned from BE to HT or the Successor Provider, which shall be the earlier of (i) the date that HT or the Successor Provider elects to transition such Service Wave or (ii) the date which is the later of (x) the dates set forth in Attachment 7-A or (y) the date on which the Knowledge Transfer Services for such Service Wave have been completed.

(b)                                 Each of the terms set forth below has the meaning found in the provision set forth opposite such term in the following table:

Definition	Section

Account Documentation	2.6(a)
Auditors	2.8(a)(i)
Audits	2.8(a)(i)
BE	Preamble
BE Deductible	7.4
Contract Executive	2.4
Dispute	8.1(a)
Effective Date	Preamble
HT	Preamble
Holdover Period	3.1(b)
HPUC	2.11
Initial Term	1.1
Knowledge Transfer Services	2.1(b)
Letter Agreement	3.4
MSA	Recitals
Operate Services	2.1(a)
Parties	Preamble
Personnel Plan	3.1(a)
PMO	2.8(b)(i)
Prepaid Amount	4.2
Regulators	2.8(a)(iii)(c)
Remediation Services	2.1(c)
Renewal Term	1.2
Settlement Agreement	Recitals
Successor Provider	2.1
Term	1.2
Transition	Recitals
Transition Agreement	Preamble
Transition Bonus	3.3(a)
Transition Services	Recitals
Traveling Resources	2.2(d)

ARTICLE XI.
MISCELLANEOUS

11.1.                        No Joint Employer Relationship  Nothing in this Transition Agreement shall operate or be construed as making HT and BE either partners, joint venturers, principals, joint employers, fiduciaries, agents or employees of the other.  The relationship between HT and BE will be that of an independent contractor relationship. No employee, agent, affiliate or contractor retained by BE to perform work on behalf of HT or its affiliates under this Transition Agreement will be deemed to be an employee, agent, or contractor of HT or its affiliates.  Neither Party will have any right, power, or authority, express or implied, to bind the other.  BE is solely responsible for payment of (1) all income, disability, withholding, and other employment taxes as well as (2) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits resulting from BE’s retention of any of its officers, directors, employees, agents, or independent contractors.

11.2.                        Binding Agreement.  It is the intention of the Parties hereto that, upon execution and delivery of this Transition Agreement by all of the Parties hereto, this Transition Agreement shall be binding and enforceable against each such Party.

11.3.                        Assignment.  Neither Party may assign this Transition Agreement without the prior written consent of the other Party, except that:

(a)                                  HT may assign its rights and obligations under this Transition Agreement without the approval of BE to (1) an entity which acquires all or substantially all of the assets of HT and which is not a BE Competitor; (2) any affiliate in connection with a reorganization or consolidation; or (3) any subsidiary or affiliate or successor in a merger or acquisition involving HT which is not a BE Competitor; and

(b)                                 BE may assign its rights and obligations under this Transition Agreement without the approval of the HT to (1) an entity which acquires all or substantially all of the assets of BE and which is not a HT Competitor; (2) any affiliate in connection with a reorganization or consolidation or (3) any subsidiary or affiliate or successor in a merger or acquisition involving BE which is not a HT Competitor.

(c)                                  Without HT’s consent, BE will not subcontract or delegate any of its material obligations under this Transition Agreement except pursuant to an Approved Subcontract (it being understood that any Approved Subcontract in effect under the MSA as of the Effective Date shall be an Approved Subcontract under this Transition Agreement).  A subcontractor of a subcontractor, directly or indirectly, of BE will be deemed to be a subcontractor of BE for purposes of this Subsection 11.3(c).

Neither Party will be relieved of its obligations under this Transition Agreement as a result of any such assignment.

11.4.                        Notices.

(a)                                  All notices, requests, demands and determinations under this Transition Agreement (other than routine operational communications), will be in writing with a copy sent by email and will be deemed duly given (a) when delivered by hand, (b) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means (other than email) specified in this section, or (d) five business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of HT:

David Torline
Senior VP and Chief Information Officer
Hawaiian Telcom, Inc.
1177 Bishop Street
Honolulu, HI 96813
Fax:  +1 (808) 546-0956
Email: David.Torline@hawaiiantel.com

With a copy to:

Alan Oshima
General Counsel
Hawaiian Telcom Communications, Inc.
1177 Bishop Street
Honolulu, HI 96813
Fax:  +1 (808) 546-0956
Email: Alan.Oshima@hawaiiantel.com

In the case of BE:

Paul Ciandrini
Executive Vice President
BearingPoint, Inc.
500 E. Middlefield Rd.
Mountain View, CA  94043
Fax:  (650) 968-1064
Email: Paul.Ciandrini@bearingpoint.com

With a copy to:

John Eichenberger
BearingPoint, Inc.
1676 International Drive
McLean, VA 22102-4828
Fax:  (703) 991-2669
Email: John.Eichenberger@bearingpoint.com

A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which it will become effective.

11.5.                        Publicity.  Each Party shall keep the terms and conditions of this Transition Agreement strictly confidential, and no party hereto shall disclose such terms and conditions to any third party except: (1) with the prior written consent of the other Party, (2) to the extent required by applicable law, regulation or order of a court of competent jurisdiction, (3) in confidence to the professional legal and financial counsel representing such party, or (4) as required by agreements with a party’s existing and potential financing sources, provided that such sources are bound by existing confidentiality obligations.  With respect to a disclosure by a Party pursuant to the foregoing clause (2), such Party shall, except as may be prohibited by applicable law, provide the other Party with prior written notice as early as practicable prior to such disclosure pursuant to such applicable law, regulation or order so as to permit such Party an opportunity to object or seek confidential treatment of such material, as applicable, and such disclosing Party shall (i) reasonably assist the other Party objecting to such disclosure in its efforts (a) to interpose an objection to such disclosure, (b) to take action to seek to assure confidential handling of such information or (c) to take such other action as it deems reasonably appropriate to protect such information, and (ii) at the request of the Party objecting to such disclosure, use commercially reasonable efforts, at the expense of the objecting Party, to limit the disclosure of the terms and conditions of this Transition Agreement to the extent permitted by applicable law.  With respect to the U.S. Federal Communications Commission, the U.S. Securities and Exchange Commission and Hawaii Public Utilities Commission, nothing herein shall restrict a Party’s ability to disclose terms and conditions of this Transition Agreement to the extent legally required, in the sole good faith judgment of the disclosing party.

11.6.                        Amendment; Waiver.  The terms and provisions, including any Attachment hereto, of this Transition Agreement may be modified or amended only by a written instrument executed by each of the Parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each Party entitled to the benefits of the same.  Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

11.7.                        Construction.  The section headings and parenthetical explanations of referenced sections contained in this Transition Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Transition Agreement.  As used in this Transition Agreement, unless otherwise provided to the contrary, (a) all references to days shall be deemed references to calendar days and (b) any reference to a “Section” or “Attachment” shall be deemed to refer to a section of this Transition Agreement or an attachment attached to this Transition Agreement.  The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

11.8.                        Severability.  If any provision of this Transition Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Transition Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Transition Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

11.9.                        Liens.  BE agrees to keep HT, all of the real and personal property of HT, and the Transition Services and Services, free and clear of all liens or lien claims arising as a result of BE’s conduct under this Transition Agreement or the MSA. Should any lien or lien claim be asserted for any reason arising out of BE’s conduct under this Transition Agreement or the MSA,HT may at its sole discretion (i) pay the amount of such lien or lien claim; (ii) deduct such amounts from payments due to BE; and (iii) require the BE to obtain a properly executed release of lien reasonably satisfactory to HT.

11.10.                  Further Assurances.  The Parties will, and will use its commercially reasonable efforts to cause their Affiliates, agents, employees and subcontractors to, do all things reasonably necessary, including executing any additional documents and instruments, to give full effect to this Transition Agreement.

11.11.                  Compliance with Law.  Each Party will (and HT will cause the Authorized Users as relevant and BE will cause its subcontractors as relevant to) perform such Party’s obligations under this Transition Agreement in a manner that complies with the applicable laws in respect of its obligations (including identifying and procuring any required permits, certificates, approvals or inspections).  If a charge occurs of non-compliance of a Party (or, in the case of BE, an Affiliate of BE that is providing any of the Transition Services) with any Laws, such Party will promptly notify the other Party of the charges in writing and provide the other Party with a written plan to address and correct the charge of non-compliance and will comply with such plan.

11.12.                  Consents and Approvals.  Except as otherwise provided herein, with regard to consents, approvals or similar actions required under this Transition Agreement, the relevant Party will not unreasonably withhold or delay the same.  An approval or consent given by a Party under this Transition Agreement will not relieve the other Party from responsibility for complying with the requirements of this Transition Agreement, nor will it be construed as a waiver of any rights under this Transition Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

11.13.                  Governing Law.  This Transition Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii without giving effect to principles of conflicts of law.

11.14.                  Entire Agreement.  This Transition Agreement, together with the Settlement Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements and understandings with respect to the subject matter hereof.

11.15.                  Counterparts.  This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

***Remainder of Page Intentionally Left Blank; Signature Pages Follow***

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute and deliver this Transition Agreement to be binding and effective as of the date set forth in the first paragraph above.

Hawaiian Telcom Communications, Inc.

By:	/s/ Michael S. Ruley
	Name:	Michael S. Ruley
	Title:	Chief Executive Officer

BearingPoint, Inc.

By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Chief Executive Officer